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Exhibit 10.14

CLINICAL LABORATORY PROFESSIONAL SERVICES AGREEMENT

        THIS CLINICAL LABORATORY PROFESSIONAL SERVICES AGREEMENT (the "Agreement") is made and entered into on December 31, 2005, by and between Genoptix, Inc. d/b/a Genoptix Clinical Laboratory (hereinafter referred to as "Genoptix"), and Cartesian Medical Group, Inc. (hereinafter referred to as the "Medical Group").

RECITALS

        WHEREAS, Genoptix owns and operates a licensed and CLIA-certified clinical laboratory (the "Laboratory") located in San Diego, California which provides oncology-related clinical diagnostic laboratory services;

        WHEREAS, Medical Group is comprised of a group of physicians licensed to practice medicine in the State of California who specialize in pathology services ("Professional Services"), and who are board certified or board eligible for certification by the American Board of Pathology, and have experience in the provision and administration of pathology services such as those provided by the Laboratory;

        WHEREAS, Genoptix has determined that this Agreement shall provide for the efficient and effective administration of the Laboratory operations and ensure the provision of quality patient care; and

        WHEREAS, Genoptix desires to contract with Medical Group on to provide Professional Services necessary for the operation of the Laboratory and Medical Group desires to furnish such Professional Services to Genoptix upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and their mutual reliance, the parties hereto agree as follows:

1.     MEDICAL GROUP OBLIGATIONS TO GENOPTIX.

        1.1    Professional Services.

        Pursuant to the terms of this Agreement, Medical Group shall be obligated to provide those Professional Services as more particularly described at Exhibit 1.1-1. In order to provide quality care on a prompt basis available at all times for Genoptix patients, Medical Group agrees to provide professional coverage of duly licensed physicians specializing in pathology at the Laboratory (referred to herein as "Physicians"), during all hours of operation of the Laboratory. All Physicians shall be retained by Medical Group subject to a form employment agreement as set forth at Exhibit 1.1-2. Any variation from this form shall be subject to written approval by Genoptix. In addition, all Physicians must be approved in writing by Genoptix in advance of performing any such Professional Services. It is understood and agreed that Genoptix shall have the right to withdraw its approval of any or all Physicians at any time without cause. Medical Group agrees to withdraw any such disapproved Physician from providing on-site coverage immediately upon notice to Medical Group by Genoptix, stating Genoptix's disapproval. Medical Group shall ensure that sufficient Physicians are provided to perform all necessary Professional Services at the Laboratory.

        1.2    Quality of Care.

        Medical Group shall be solely and exclusively in control of all aspects of the practice of medicine and the provision of medical services to Genoptix, including all medical training and medical supervision of licensed personnel, and Genoptix shall neither have nor exercise any control or direction over the methods by which Medical Group or any Physicians shall practice medicine at the Laboratory. Genoptix's sole function is to render to Medical Group in a competent, efficient and reasonably satisfactory manner all non-physician services necessary for the provision of Professional Services by Medical Group in accordance with the terms of this Agreement. The rendition of all Professional Services shall be the sole responsibility of Medical Group. Genoptix shall have no authority whatsoever with respect to such activities.

        1.3    Qualifications.

        Each Physician under this Agreement shall at all times hold an unrestricted license to practice medicine in the State of California as set forth in Section 1.2; maintain hoard certification or board eligibility; maintain professional liability coverage in accordance with the terms of this Agreement; participate in continuing education as necessary to maintain licensure and the current standard of practice; and comply with all of the laws, rules and regulations of all governmental authorities having jurisdiction thereover.

        1.4    Compliance with Policies and Procedures.

        Medical Group shall at all times comply with Genoptix bylaws, policies, procedures, rules and regulations in the provision of Professional Services pursuant to the terms of this Agreement.

        1.5    Compliance with Law.

        Medical Group shall at all times, during the initial term and any renewal term under this Agreement, comply with all applicable standards set forth by federal, state, or local law, ordinance, or regulation governing the practice of medicine by Physicians.

2.     GENOPTIX OBLIGATIONS TO MEDICAL GROUP.

        For each month during the term of this Agreement, Genoptix, in consultation with the Medical Group, shall provide the following space, items and services to Medical Group in a competent, efficient and reasonably satisfactory manner:

        2.1    Premises.

  (a)
  Genoptix shall provide Medical Group pursuant to the terms of this Agreement the use of the Laboratory and medical office space (the "Premises") located at 3398 Carmel Mountain Road San Diego, CA 92121.

  (b)
  The Premises shall be used and occupied by Medical Group only for the provision of Professional Services on Genoptix patient samples. Medical Group shall not use the Premises for any other purposes without the prior written consent of Genoptix, and Genoptix reserves the right, in its sole discretion, to deny consent. Medical Group shall not use or occupy the Premises in violation of law. Genoptix shall be solely responsible at its sole cost and expense for the maintenance of all necessary licenses, permits, certifications, accreditations or other federal, state, local or other third party approvals necessary for the provision of the Professional Services on the Premises by Medical Group. Neither Genoptix nor Medical Group shall do or permit anything to be done by others in or about the Premises that will in any way obstruct or interfere with the provision of Professional Services by Medical Group. Medical Group shall not use or allow the Premises to be used for any unlawful purpose or in any manner that will tend to create waste or a nuisance.

  (c)
  Genoptix shall provide such maintenance services as are necessary to keep in good order, condition and repair the Premises and the Laboratory.

        2.2    Management Services and Administration.

        Medical Group hereby appoints Genoptix as its sole and exclusive manager and administrator for all non-physician functions and services associated with the Medical Group's provision of Professional Services in accordance with the terms of this Agreement. Unless otherwise mutually agreed upon by the parties, Genoptix accepts full responsibility for the coordination of the day-to-day non-medical business functions associated with the operation of the Medical Group. In addition Genoptix shall provide all accounting and related financial support services in connection with the operation of the Medical Group.

        2.3    Supplies.

        Genoptix shall furnish such supplies as may be reasonably necessary for the provision of Professional Services as determined by Genoptix after consultation with Medical Group.

        2.4    Utilities.

        Genoptix shall make all arrangements for, and pay all costs incidental to, all utilities necessary for the effective operation of the Laboratory, including, without limitation, gas, electricity, water, telephone, trash collection, and janitorial services.

        2.5    Medical Records.

        Genoptix shall provide all services related to the maintenance of patient medical records, including record retrieval services, used in connection with the Medical Group's provision of Professional Services. All patient medical records shall remain the property of Genoptix.

        2.6    Non-Physician Staffing.

        Genoptix shall, in consultation with Medical Group, provide such non-physician personnel ("Support Personnel") as may be reasonably necessary to enable Medical Group to carry out and perform its Professional Services, subject to the following:

  (a)
  Genoptix shall provide all Support Personnel as may be deemed reasonably necessary by Genoptix and Medical Group for the proper and efficient operation of the Laboratory.

  (b)
  Genoptix shall train, manage and supervise all Support Personnel.

  (c)
  Genoptix shall, after consultation with Medical Group, hire and fire all Support Personnel, and shall determine the salaries, fringe benefits, bonuses, health and disability insurance, workers' compensation insurance and any other benefits that each such individual shall receive.

  (d)
  Genoptix shall, after consultation with Medical Group, be responsible for any appropriate disciplinary action required to be taken against Support Personnel.

  (e)
  Medical Group shall consult with Genoptix concerning Medical Group's recommendations on performance evaluations of Genoptix personnel. While Medical Group does not have the authority to terminate the employment of Support Personnel, Medical Group shall have the right to reject as unsuitable any personnel furnished by Genoptix at any time and from time-to-time during the term of this Agreement. Such rejection shall be honored by Genoptix subject to Medical Group's showing that said personnel are technically unsatisfactory for the job to which such personnel has been assigned by reason of lack of experience, ability or technical skill or by reason of personal incompatibility with other persons with whom the personnel are required to work.

        2.7    Dues, Subscriptions and Other Practice Expenses.

        During the term of this Agreement and subject to Genoptix's prior approval, Genoptix shall reimburse Medical Group for actual expenses incurred for dues, subscriptions continuing medical education, medical licenses and DEA registrations and certifications. In addition, Genoptix shall provide reasonable and necessary answering and telephone services.

        2.8    Business Insurance.

        Genoptix shall obtain and maintain, in full force and effect during the term of this Agreement, at its sole cost and expense, business insurance coverage under which Medical Group shall be named as the insured and Genoptix an additional insured, to protect against any liability incident to the operation of the Practice and the Laboratory.

        2.9    Malpractice Insurance.

        During the term of this Agreement and in consultation with Medical Group, Genoptix shall obtain and maintain, in full force and effect during the term of this Agreement, at Genoptix's sole cost and expense, comprehensive professional liability insurance coverage, including malpractice insurance coverage, under which Medical Group and Physicians shall be named as the insured and Genoptix an additional insured, to protect against any liability incident to the rendering of Professional Services at the Laboratory. Such insurance coverage shall be either (i) "occurrence" coverage or (ii) "claims made" coverage with additional "tail" coverage, with coverage limits of not less than One Million Dollars ($1,000,000) per incident and Three Million Dollars ($3,000,000) annual aggregate.

3.     BILLING, COLLECTING AND COMPENSATION.

        3.1    Assignment of Claims.

        Medical Group and its Physicians hereby assign (or reassign, as the case may be) to Genoptix all claims, demands and rights of Medical Group to charge, bill and collect for Professional Services rendered by Medical Group and its Physicians.

        3.2    Billing and Collecting.

        Genoptix shall be responsible for, and solely entitled to, billing and collection of all charges for Genoptix services and Medical Group's Professional Services furnished at the Laboratory under this Agreement.

        3.3    Schedule of Fees.

        Medical Group shall set the schedule of fees utilized by Genoptix when billing for Professional Services furnished under this Agreement. The schedule of fees shall be limited to the fair market value of the Professional Services furnished by the Medical Group.

        3.4    Compensation for Professional Services.

        On or before the fifteenth (15th) day of each calendar month during the term of this Agreement, beginning with the second (2nd) such month, and on or before the fifteenth (15th) day of each calendar month following the expiration or earlier termination of this Agreement, Genoptix shall pay Medical Group a monthly compensation amount equal to the monthly aggregate of all Medical Group Physician salary and benefit expenses for the specific month at issue for the provision of Professional Services provided by Medical Group to Genoptix under this Agreement for the preceding month. Medical Group's compensation for any partial calendar month during the terms of this Agreement shall be prorated based on the actual days this Agreement is in effect during such partial calendar month.

4.     INDEPENDENT CONTRACTORS.

        In the performance of this Agreement, it is mutually understood and agreed that Medical Group is at all times acting and performing as independent contractor and not as an employee, joint venturer or lessee of Genoptix. Genoptix shall neither have nor exercise any control or direction over the specific methods by which Medical Group performs its services under this Agreement. The sole interest and responsibility of Genoptix shall be to ensure that the services covered by this Agreement are rendered in a competent, efficient and satisfactory manner. Neither Medical Group nor Genoptix shall have any claim under this Agreement or otherwise against the other for workers' compensation, unemployment compensation, vacation pay, sick leave, retirement benefits, social security benefits, disability insurance benefits, unemployment insurance benefits or any other employee benefits, all of which shall be the sole responsibility of Medical Group. Genoptix shall not withhold on behalf of Medical Group any sums for income tax, unemployment insurance, Social Security or otherwise pursuant to any law or requirement of any government agency, and all such withholding, if any is required, shall be the sole responsibility of Medical Group. Medical Group shall indemnify and hold harmless Genoptix from any and all loss or liability, if any, arising with respect to any of the foregoing benefits or withholding requirements.

5.     TERM AND TERMINATION.

        5.1    Term.

        The term of this Agreement shall commence on January 1, 2006, and shall continue in effect for a period of one (1) year, unless terminated sooner pursuant to the terms of this Agreement. The term shall automatically renew for successive one (1) year terms unless otherwise terminated by the parties in accordance with the terms of this Agreement.

        5.2    Grounds for Termination.

        This Agreement may be terminated by reason of any of the following:

  (a)
  Mutual Agreement.

                Mutual agreement of the parties.

  (b)
  Without Cause.

                Genoptix may terminate this Agreement at any time, without cause or penalty, upon sixty (60) days prior written notice.

  (c)
  Material Breach.

                In the event of a material breach of this Agreement by any party hereto, the other party shall have the right to terminate this Agreement by service of written notice upon the defaulting party (the "Default Notice"). In the event such breach is not cured within thirty (30) days after service of the Default Notice, this Agreement may terminate at the election of the nondefaulting party. The party claiming the right to terminate hereunder shall set forth in the notice of intended termination the facts underlying its claim that the other party is in breach of this Agreement.

  (d)
  Automatic Termination.

                Notwithstanding any other provision hereof, this Agreement shall automatically terminate in the event of:

    (1)
    Genoptix's determination, in its sole and absolute discretion, that Medical Group has failed to provide Professional Services in accordance with law or as otherwise required under this Agreement

    (2)
    The cancellation, termination or nonrenewal of Medical Group's professional liability insurance and the failure of Genoptix, after a good faith effort, to obtain replacement coverage for Medical Group prior to such cancellation, termination or nonrenewal;

    (3)
    Any partial or entire transfer of ownership in Medical Group or dissolution of Medical Group that has not received prior written approval from Genoptix; or

    (4)
    The appointment of a receiver of Medical Group's assets, or the assignment by Medical Group for the benefit of creditors or any relief taken or suffered by Medical Group under any bankruptcy or insolvency act.

  (e)
  Special Termination.

                If (1) any legislation, regulations, rules or procedures are duly passed, adopted or implemented by any federal, state or local government or legislative body or any private agencies, or (2) Medical Group or Genoptix shall receive notice of an actual or threatened decision, finding or action by any governmental or private agency, court or third parties (collectively referred to herein as "Action") which Action would result in this Agreement having the effect of: (1) revoking or jeopardizing the clinical laboratory license or CLIA certification granted to Genoptix; or (2) subjecting Genoptix or Medical Group, or any of their employees or agents to civil or criminal prosecution, or other adverse proceedings on the basis of their participation herein, Medical Group and Genoptix shall attempt to amend this Agreement or alter the operation of the Laboratory so as to avoid the Action. If the parties hereto, acting in good faith, are unable to make amendments or alterations to meet the requirements of the agency, court or third party in question, or if the parties determine in good faith that the compliance with such requirements is impossible or unfeasible, this Agreement shall be terminated. It is the intent of the parties that no party shall terminate this Agreement in reliance on this subparagraph (e) unless the decision to terminate is based upon a reasonable concern. At the request of either party, the party requesting termination under this subparagraph (e) shall obtain written advice from legal counsel that substantiates the basis for the termination before exercising its rights under this subparagraph.

        5.3    Effect of Termination.

        The expiration or earlier termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remain to be performed upon the date of expiration or termination. In the event of termination of this Agreement, the Physicians shall vacate the premises used for the providing of services pursuant to this Agreement on the effective date of the termination, removing at such time any and all of their personal property. Any personal property which is not so removed, may be removed and stored by Genoptix at Medical Group's expense; put to some other use by Genoptix; discarded; or destroyed.

6.     INDEMNIFICATION.

        Each party shall indemnify, defend and hold harmless the other party from any and all liability, loss, claim, lawsuit, injury, cost, damage or expense whatsoever (including reasonable attorneys' fees and court costs) arising from any act or omission of such indemnifying party, or any of its employees, agents, contractors or subcontractors, during the performance of any of the activities provided for in this Agreement; provided, however, that neither party shall be liable to the other party hereunder for any claim covered by insurance, except to the extent that the liability of such party exceeds the amount of such insurance coverage, and this provision shall not be interpreted to reduce any insurance coverage to which either party would otherwise be entitled in the absence of this provision.

7.     ACCESS TO BOOKS AND RECORDS.

        Pursuant to Section 952 of the Omnibus Reconciliation Act of 1980, Public Law 96-499, as contained in Section 1861(v)(1) of the Social Security Act, and implementing regulations at 42 C.F.R. Part 420, upon written request any time within four (4) years after the rendering of services under this Agreement, Medical Group agrees to make available to the Secretary of Health and Human Services or to the Comptroller General, or to any of their duly authorized representatives, access to this Agreement and to the books and records (including all writings, transcripts and tapes in any form) of Medical Group as may be necessary to verify the nature and extent of the services furnished pursuant to this Agreement and the costs of such services. Medical Group shall notify Genoptix in writing of any such request and all materials described in such request within ten (10) calendar days after the receipt of such a request by Medical Group.

        Medical Group further agrees that, in the event it carries out any of its duties under this Agreement through a subcontract, with a value or cost of Ten Thousand Dollars ($10,000.00) or more over a twelve (12) month period, with a related organization, such contract shall contain a clause to the effect that, until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary of the Department of Health and Human Services, or upon request to the Controller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of such subcontract and such books, documents, and. records or organization as are necessary to verify the nature and extent of such costs.

8.     COVENANT NOT TO COMPETE.

        Medical Group agrees to notify Genoptix in writing and seek Genoptix approval, before it implements any future plans to expand Medical Group's provision of professional services of the type required to be performed under this Agreement, for any clinical laboratory, hospital, biotechnology or health facility. Genoptix's approval of Medical Group outside activities shall be subject to a good faith determination by Genoptix that Medical Group's participation in such outside activities shall not (1) directly or indirectly interfere with Medical Group's obligations under this Agreement or (2) interfere with or negatively impact the business of Genoptix. Medical Group acknowledges that a breach of this Section 8 by Medical Group shall be deemed a material breach pursuant to Section 5.2(c), the amount of any monetary damages suffered by Genoptix as a result of such breach are not quantifiable and, therefore, Genoptix, in addition to any other remedies, shall be entitled to injunctive relief.

9.     NON-SOLICITATION.

        During the term of this Agreement and for a two (2) year period thereafter, Medical Group shall not, without the prior written consent of Genoptix, directly or indirectly, recruit, solicit or otherwise induce any employee or independent contractor of Genoptix to discontinue such employment or independent contractor arrangement with Genoptix. Medical Group acknowledges that a breach of this Section 9 by Medical Group shall be deemed a material breach pursuant to Section 5.2(c), the amount of any monetary damages suffered by Genoptix as a result of such breach are not quantifiable and, therefore, Genoptix, in addition to any other remedies, shall be entitled to injunctive relief.

10.   CONFIDENTIAL INFORMATION.

        Medical Group recognizes and understands that, during the term of this Agreement, Medical Group shall receive, have access to or otherwise become acquainted with various trade secrets, materials and other proprietary information relating to Genoptix which is of a secret or confidential nature ("Confidential Information"). During and after the term of this Agreement, Medical Group shall not use the Confidential Information for any purposes other than the performance of this Agreement, and shall not disclose such Confidential Information received by Medical Group to any third party, without the prior written consent of Genoptix. Medical Group acknowledges that a breach of this Section 10 by Medical Group or Director shall result in irreparable injury to Genoptix, the precise amount of which is not readily ascertainable in monetary damages, and that Genoptix, in addition to any other remedies, shall be entitled to injunctive relief.

11.   HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996.

        Medical Group and all Physicians shall respect and maintain (and shall cause all its employees and agents to respect and maintain) the confidentiality of all Protected Health Information concerning all patients of Genoptix. In furtherance of the parties' intent to comply with applicable state and federal laws and regulations concerning confidential patient health information including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Public Law No. 104-191, and the regulations promulgated thereunder, as amended from time to time (collectively, "HIPAA"), Medical Group agrees to comply with the Business Associate Health Information Disclosure Addendum ("Addendum") attached hereto as Exhibit 11 and incorporated herein by this reference. The terms and conditions set forth in the Addendum shall survive the term of the Agreement. The parties acknowledge that compliance with the provisions of the Addendum is material and a condition precedent to the effectiveness of this Agreement. Any failure by the parties to comply with the Addendum shall render this Agreement immediately void and unenforceable ab initio.

12.   MEDICAL RECORDS.

        Any and all medical records and charts produced as a result of either party's performance under this Agreement shall be and remain the property of Genoptix. Both during and after the term of this Agreement, Medical Group or its agents shall be permitted to inspect and/or duplicate, at Medical Group's expense, any individual chart or record to the extent necessary to meet professional responsibilities to such patient(s) and/or to assist in the defense of any malpractice or similar claim to which such chart or record may be pertinent, provided that such inspection or duplication is permitted and conducted in accordance with applicable legal requirements and pursuant to commonly accepted standards of patient confidentiality. Medical Group shall be solely responsible for maintaining patient confidentiality with respect to any information obtained pursuant to this Section.

13.   RESPONSIBILITY OF MEDICAL GROUP.

        Medical Group shall ensure that any shareholders, partners, contractors and employees of Medical Group agree to and abide by the obligations undertaken by Medical Group pursuant to this Agreement. Medical Group shall be responsible for any injury or damage to Genoptix as a result of violation of this Agreement by any of its shareholder, partners, contractors or employees.

14.   NOTICES.

        Any notice or other communication by either party to the other shall be in writing and shall he deemed to have been duly given on the date of delivery if delivered in person to the party named below, or if delivered by certified or registered mail, postage prepaid, return receipt requested, or other reputable delivery service such as Federal Express, upon the date indicated on the return receipt if addressed as follows:

If to Genoptix:	Genoptix, Inc. 3398 Carmel Mountain Road San Diego, CA 92121 Attn. Douglas A. Schuling, Chief Financial Officer
If to Medical Group:	Cartesian Medical Group, Inc. 3398 Carmel Mountain Road San Diego, CA 92121 Attn. Bashar Dabbas, M.D., President

or to such other address, and to the attention of such other person as either party may designate in writing from time to time in accordance with this Section 14.

        15.    ENTIRE AGREEMENT; AMENDMENTS.

        This Agreement supersedes any and all other agreements, whether oral or written, between the parties with respect to the subject matter hereof and there are no representations, covenants or undertakings other than those expressly set forth in this Agreement. This Agreement may not be modified or amended except by a written document executed by both parties to this Agreement, and any such written modifications shall be attached hereto.

        16.    STATE LAW; SEVERABILITY.

        This Agreement shall be construed and governed by the laws of the State of California. In the event any provision of this Agreement is rendered invalid or unenforceable by the enactment of any applicable statute or ordinance or by any official action duly promulgated or is made or declared unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall, subject to the following, remain in full force and effect. If such action, however, has the affect of materially altering the obligations of either party in such matter as, in the judgment of the party affected: (a) shall cause financial hardship to such party, (b) shall cause the party to act in violation of its corporate articles or bylaws or (c) shall materially reduce the benefits of entering into this Agreement, the party so affected shall have the right to terminate this Agreement upon ten (10) days written notice to the other party.

        17.    CONFIDENTIALITY.

        Neither party shall disclose this Agreement or any of the terms hereof to any third party except as provided herein or except as otherwise required by law, without the prior written consent of the other party.

        18.    NON-WAIVER.

        The waiver by a party of any breach of any term, covenant or condition contained herein shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by the other party of any term, covenant or condition of this Agreement, other than the failure of such party to perform the particular duties so excepted, regardless of such party's knowledge of such preceding breach at the time of acceptance of such performance.

        19.    CAPTIONS.

        Any captions to or headings of the articles, sections, subsections, paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement, and shall not be used for the interpretation or determination of validity of this Agreement or any provision hereof.

        20.    CONFORMANCE TO SAFE HARBOR REGULATION.

        It is the intention of the parties that this Agreement comply in every respect with the provisions of 42 C.F.R. Section 1001.952(d), 42 U.S.C. Section 1320a-7b(b), and all related federal and State laws prohibiting and/or regulating patient referrals and payment arrangements among providers.

        21.    NO RECIPROCATION.

        The parties hereby acknowledge and agree that benefits provided to Medical Group hereunder neither require nor are in any way contingent upon the recommendation, referral, or any other arrangement for the provision of any items or services offered by Genoptix.

        22.    ASSIGNMENT.

        Medical Group shall not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Genoptix. Any unauthorized attempted assignment by Medical Group shall be null and void and of no force or effect.

        23.    FORCE MAJEURE.

        Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment that results, directly or indirectly, from: an Act of God; acts of civil or military authority; acts of public enemy; war; accidents; fires; explosions; earthquakes; floods; failure of transportation, machinery or supplies; vandalism; strikes or other work interruptions by Genoptix's employees; or any similar or dissimilar causes beyond the reasonable control of either party. Both parties shall, however, make good faith efforts to perform under this Agreement in the event of any such circumstance.

        24.    COUNTERPARTS.

        This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same Agreement.

        25.    ADDITIONAL DOCUMENTS.

        Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

GENOPTIX:
By:	/s/ TINA S. NOVA Tina S. Nova, Ph.D.
Title:	President and Chief Executive Officer
Date:	December 31, 2005
MEDICAL GROUP:
By:	/s/ BASHAR DABBAS Bashar Dabbas, M.D.
Title:	President and Treasurer
Date:	December 31, 2005

EXHIBIT 1.1-1

Professional Services

        Medical Group shall cause Physicians to perform diagnostic services in support of laboratory tests such as flow cytometry, PCR, cytogenetics, FISH, histopathology and other related technologies.

        Professional services are subject to change from time-to-time in the sole discretion of Genoptix based upon the needs of Genoptix.

EXHIBIT 1.1-2

Form Medical Group Employment Agreement

PHYSICIAN EMPLOYMENT AGREEMENT

        THIS PHYSICIAN EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into on                        , by and between Cartesian Medical Group, Inc. ("Medical Group") and                        ("Physician").

R E C I T A L S

        A.    Physician is duly licensed and authorized to practice medicine under the laws of the State of California and is certified by the American Board of Pathology.

        B.    Medical Group is a professional medical corporation organized under the laws of the State of California.

        C.    Medical Group desires to employ Physician, on a full-time, exclusive basis, to render professional and administrative services on behalf of Medical Group and Physician desires to be so employed.

        NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for their mutual reliance, the parties hereto agree as follows:

1.     ESTABLISHMENT OF PROFESSIONAL RELATIONSHIP.

        1.1   Professional Medical Services.

        Medical Group hereby employs Physician, and Physician hereby accepts and agrees to such employment pursuant to all of the terms and conditions of this Agreement. During the term of this Agreement, Physician shall render those professional medical services listed at Exhibit A attached hereto and incorporated herein by this reference and such administrative and management services as may be delegated to Physician by Medical Group on a full-time, exclusive basis in accordance with all of the terms and conditions of this Agreement. Physician hereby agrees to devote his or her full-time and attention, together with his or her best endeavors and skill for the interest, benefit and best advantage of Medical Group. All earnings derived from the Physician's performance of professional medical services shall accrue to and be the property of Medical Group or Genoptix, Inc., as more fully described in Section 4 below.

        1.2   Hours of Performance and On-Call Coverage.

  (a)
  During the term of the Agreement, Physician shall be present and available to perform medical services during the normal business hours of Medical Group. Physician shall work a minimum of five (5) days, or forty (40) hours per week, and an average of one hundred and sixty (160) hours per month, subject to Medical-group approved paid time off, providing clinical laboratory diagnostic professional services.

  (b)
  In addition to the hours of service required under Section 1.2(a) above, Physician shall be available by telephone or through an answering service for after-hours coverage in accordance with a schedule established by Medical Group. Physician shall participate in the provision of after-hours coverage on an approximately equal basis with other members of the Medical Group.

2.     REPRESENTATIONS AND WARRANTIES OF PHYSICIAN

        Medical Group has entered into this Agreement in reliance on Physician's representations and warranties. Physician hereby represents and warrants: (a) that Physician is, and at all times during the term of this Agreement shall continue to be, duly licensed to practice medicine under the laws of the

State of California and in good standing with the Medical Board of California; (b) that Physician is, and at all times during the term of this Agreement shall continue to be, certified, or eligible for certification, by the American Board of Pathology to provide pathology services; (c) that Physician shall maintain his or her medical practice and professional duties in accordance with the current medical standards in the community; (d) that Physician shall at all time during the term of this Agreement comply with any and all statutes, laws, rules, regulations and ordinances of all governmental authorities, including federal, state and local authorities, regulating the practice of medicine and otherwise applicable to the services provided by Physician under this Agreement; (e) that Physician is not now subject to and has not been subject to, and at all times during the term of this Agreement shall refrain from doing any act which will render Physician subject to any disciplinary order, sanction or decree of any federal or state governmental agency having jurisdiction over the practice of medicine; and (f) that Physician is not now (i) under investigation by any licensing agency or (ii) the subject of any legal action related to Physician's past practice of medicine, nor is Physician aware of any facts that reasonably could give rise to any such investigation or legal action; (g) that Physician shall observe and comply with all rules, regulations, policies and procedures of Medical Group now in force or as may hereafter be adopted from time-to-time by the Board of Directors of Medical Group, whether written or oral, including, but not limited to all rules and regulations pertaining to the acceptance or refusal to provide professional medical services to any person or the amount of the fee to be charged to any person.

3.     OFFICE SPACE, PERSONNEL AND ADMINISTRATIVE SUPPORT

        Medical Group shall furnish, at its expense, to Physician, the following: (a) adequate office space as may be reasonably necessary for the performance of Physician's professional services; (b) equipment, furniture, utilities and supplies for the use by Physician in providing professional services; (c) such support personnel as is necessary to enable Physician to provide professional services at the Medical Group facilities; and (d) administrative support for the performance of Physician's professional services on behalf of Medical Group.

4.     ASSIGNMENT OF FEES/SALARY AND BENEFITS

        4.1   Assignment of Fees.

        Physician does hereby assign to Medical Group, the collection of all professional fees from the performance of professional medical services by Physician on or after the effective date of this Agreement. Physician agrees that all charges and accounts receivable for professional services rendered by Physician during the term of the Agreement shall be the sole and exclusive property of Medical Group. Physician shall cooperate with Medical Group in completing any records, reports or claim forms in a timely manner required to be completed in order to bill or to be reimbursed by third-party payors

        4.2   Salary and Benefits.

  (a)
  As compensation for all services rendered by Physician under this Agreement, Medical Group shall pay Physician a salary of                         per year (which shall include those amounts contributed by Medical Group to Physician 401(k) plan in accordance with the benefits outlined at Exhibit B), payable twice monthly in arrears in twenty-four (24) equal installments paid on the fifteenth (15th) day and last day of each month.

  (b)
  In addition to the salary amount set forth at Section 4.2(a) above, Physician shall be entitled to those vacation, health and disability insurance and other employee benefits as set forth at Exhibit B. Physician, however, acknowledges that the Medical Group has retained the right to amend or terminate each such benefit plan without notice at any time and no such amendment or modification shall constitute a breach of this Agreement. As part of this

    Agreement, the Physician must sign and return to Medical Group the benefit waiver attached hereto as Exhibit C.

        4.3   Withholdings.

        All compensation shall be subject to customary withholding and other employment taxes as required by law with respect to compensation paid to an employee.

5.     TERM

        The term of this Agreement shall commence on                        , and shall continue in effect for one (1) year. Thereafter, this Agreement shall automatically renew for successive one (1) year terms, unless terminated sooner pursuant to the provisions of Section 6 below.

6.     TERMINATION.

        6.1   Termination Without Cause.

        Either party may terminate this Agreement without cause upon sixty (60) days prior written notice to the other party.

        6.2   Termination For Cause.

        If either party fails to perform or commits a material breach of any provision or covenant in this Agreement, and fails to cure such material breach within fifteen (15) days following delivery to such party of a written notice of the alleged material breach, then the other party thereafter may immediately terminate this Agreement upon written notice to the breaching party in accordance with Section 16 below. The parties expressly acknowledge and agree that any act or omission by Physician that jeopardizes the quality of care provided by Physician shall constitute a material breach of this Agreement

        6.3   Immediate Termination.

        Additionally, this Agreement may be terminated immediately by Medical Group upon the occurrence of any of the following events:

  (a)
  Upon Physician ceasing to be duly licensed to practice medicine under the laws of the State of California or ceasing to be in good standing with the Medical Board of California;

  (b)
  Upon Physician's death or disability (the term "disability" shall be defined as any physical or mental incapacity which renders Physician unable to practice medicine for a period of more than ninety (90) continuous calendar days);

  (c)
  Upon the dissolution of Medical Group;

  (d)
  Upon Physician's unauthorized attempted assignment or other unauthorized delegation of any of Physician's rights or obligations under this Agreement;

  (e)
  Upon Physician's conviction of a felony or of any other crime involving moral turpitude;

  (f)
  Upon Physician's uninsurability for professional liability insurance; further, in the event of the failure of Physician to remain insurable for professional liability insurance at rates which are within a reasonable range of those rates which are standard for Physician's specialty and scope of practice, Medical Group may immediately terminate this Agreement, unless Physician pays the excess premium;

  (g)
  Upon Physician's election to work less than the required work schedule, as determined in the reasonable discretion of Medical Group; or

  (h)
  Upon Physician soliciting or providing professional medical services to any third-party payor or patient of Medical Group for his or her own benefit or for the benefit of any person or entity other than Medical Group.

        6.4   Payment on Termination.

        In the event that this Agreement is terminated pursuant to Section 6.1 or Section 6.2 or Section 6.3, the Physician shall not be entitled to any compensation or benefits from the Medical Group, under this Agreement or otherwise, except for the following: (i) the base salary earned but not yet paid under Section 4.1 of this Agreement through the date of termination; (ii) the reasonable business expenses incurred but not yet reimbursed through the date of such termination; and (iii) such benefits, if any, as may be required to be provided by the Medical Group under the Consolidated Omnibus Reconciliation Act ("COBRA") (Any payments required under COBRA for the extension of COBRA benefits shall be the sole and exclusive responsibility of Physician). The foregoing sentence does not limit any rights that the Physician may have to vested benefits under any plan governed by the Employment Retirement Income Security Act of 1974 ("ERISA") or with respect to any equity awards the Physician may have outstanding.

7.     PATIENT FILES AND MEDICAL RECORDS.

        7.1   Medical Group Property.

        Upon the termination of this Agreement for any reason, Physician shall remove all of Physician's personal items from the Medical Group and turn over to Medical Group all programs, records, charts, patient and vendor lists and materials relating to the services performed by Physician under the terms and conditions of this Agreement. All patient records shall remain the exclusive property of Genoptix, Inc.; provided, however, that Physician shall have the continuing right to inspect and copy all records pertaining to a particular patient in the event a malpractice claim is asserted against Physician as a result of medical activities conducted at the Medical Group.

        7.2   Confidentiality.

        Medical Group and Physician agree to comply with all applicable state and federal laws relating to the confidentiality of medical records.

8.     NEGLIGENCE LIABILITY.

        8.1   Negligence Liability.

        Physician shall be solely liable for any damages for bodily injury, personal injury, or medical malpractice including death at any time resulting therefrom, sustained by a person or persons, arising out of or in consequence of Physician's performance of services under this Agreement to the extent that such injuries or damages are due to the gross negligence or the intentional misconduct of Physician. The Physician's obligation under this Section 8.1 shall be secondary to any professional liability insurance including tail coverage. Physician shall not be required to pay any malpractice liabilities or defense costs representing the deductible paid by Medical Group, unless such liabilities or costs arose from the gross negligence or intentional misconduct of Physician.

        8.2   Cooperation in Legal Proceedings.

        Upon the request of Medical Group, Physician shall cooperate fully with Medical Group in the prosecution or defense of any threatened or initiated claims, investigations, hearings or legal proceedings of any nature involving or potentially involving Medical Group.

9.     TRADE SECRETS AND CONFIDENTIAL INFORMATION

        During the term of this Agreement, Physician shall have access to and become acquainted with various trade secrets, consisting of business accounts, confidential financial information and other records of Medical Group and Genoptix (some of which may be developed in part by Physician under this Agreement), which items are owned exclusively by Medical Group or Genoptix and used in operation of their respective businesses (the "Trade Secrets"). Physician acknowledges that the Trade Secrets are secret, confidential and proprietary to Medical Group or Genoptix and have been or will be disclosed to and/or obtained by Physician in confidence and trust, for the sole purpose of using the same for the sole benefit of Medical Group or Genoptix. During and after the term of this Agreement (other than in the performance of this Agreement), without the prior written consent of Medical Group or, when applicable, Genoptix, Physician shall not divulge any of the Trade Secrets to any other person or entity or use the Trade Secrets for his or her own benefit or for the benefit of any other person or entity. Failure to abide by the terms of this Section 9 shall subject Physician to immediate termination pursuant to Section 6.3 of this Agreement.

10.   SOLICITING PERSONS AFTER TERMINATION OF AGREEMENT

        Physician shall not, for a period of twenty-four (24) months immediately following the termination of this Agreement, directly or indirectly, call on, solicit, employ, contract with or take away, or attempt to call on, solicit, employ, contract with or take away any "Prohibited Employee" with whom Physician becomes acquainted or of whom Physician becomes aware because of his or her employment under the terms of this Agreement, either for himself or herself or for any other person or entity. A "Prohibited Employee" is a person who was, at the time of the termination of this Agreement, or during the six (6) months immediately prior to the termination of this Agreement, an employee of, or under contract with, Medical Group. It is hereby agreed by both parties that in the event Physician employs or retains a Prohibited Employee, Physician shall pay Medical Group as liquidated damages and not as a penalty a sum equal to one (1) year's salary of the Prohibited Employee so employed or retained by Physician. This sum represents the reasonable endeavor by the parties hereto to estimate a fair compensation for the foreseeable losses that might result from any such violation of this Section 10 by Physician.

11.   NONCOMPETITION.

        Physician agrees and acknowledges that during the term of this Agreement, Physician shall devote his or her full time, attention, and energies to the performance of his or her duties pursuant to this Agreement, as may be required to properly discharge the medical duties and the administrative supervisory duties assigned by Medical Group. Pursuant to this Agreement, Physician shall render professional services exclusively for and on behalf of Medical Group. Further, during the term of Physician's employment with Medical Group, Physician shall not directly or indirectly own, manage, join, control, consult with, engage with, be employed by, act in the capacity as officer, director, trustee, stockholder, partner, joint venturer, member, employee or participate in any manner in the ownership, management, operation or control of any medical practice of healthcare service within San Diego or Orange Counties, in California, similar to that conducted by Medical Group. Notwithstanding anything contained in this Section 11 to the contrary, Physician shall be permitted to invest in any securities which are listed on a national stock exchange or publicly traded in a recognized over-the-counter market.

12.   COMPLIANCE WITH PROFESSIONAL SERVICES AGREEMENT

        Medical Group and Genoptix, Inc. have entered into that certain Professional Services Agreement dated December 31, 2005 ("PSA"). Pursuant to the terms of the PSA, Medical Group is obligated to provide certain professional services as required by Genoptix, Inc.. Physician acknowledges that the PSA creates obligations for Physician in the fulfillment of Medical Group's PSA obligations. Physician hereby agrees to comply with all PSA obligations that apply to Physician and the provision of services under this Agreement and, in turn, the PSA. Failure to abide by the terms of this Section 12 shall subject Physician to immediate termination pursuant to Section 6.3 of this Agreement.

13.   INDEMNIFICATION

        In addition to the Physician's obligations under Section 8 of this Agreement, the Physician hereby agrees to indemnify and hold harmless the Medical Group and Genoptix, Inc., their respective officers, directors and stockholders from and against any losses, liabilities, damages or costs (including reasonable attorneys' fees) arising out of a breach, or claimed breach, of any of the representations, warranties and covenants of Physician set forth in this Agreement.

14.   ARBITRATION; ATTORNEY'S FEES.

        All disputes, controversies or differences which may arise between the parties out of or in relation to the validity, construction or enforceability of this Agreement, or the breach of termination thereof, shall be settled by binding arbitration pursuant to the commercial arbitration rules (the employment dispute resolution rules) of the American Arbitration Association (except as otherwise provided in this Agreement). The arbitration shall be held in the County of San Diego, California or such other location as may be mutually agreed upon by the parties. The parties waive the right to institute a court action, except for requests of injunctive relief pending arbitration and understand that they are giving up their right to a jury trial. The arbitrator's award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.

        The Medical Group shall pay any filing fee and the fees and costs of the arbitrator, unless Physician initiates the claim, in which case Physician only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in California. Each party shall be responsible for his, her, or its own attorneys' fees and costs; however, the arbitrator may award attorneys' fees to the prevailing party if permitted by applicable law. The arbitration agreement does not prohibit the parties from filing a claim with an administrative agency (e.g., EEOC), nor does it apply to claims for workers' compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure..

15.   ASSIGNMENT.

        Physician shall not assign any rights or delegate any duties under this Agreement without the prior written consent of Medical Group.

16.   NOTICES.

        Any and all notices, requests, payments, demands and other communications, required or permitted hereunder shall be given to the respective parties in writing, either by personal delivery or by registered or certified mail, postage prepaid, return receipt requested, addressed to Medical Group or Physician, as the case may be, as follows:

If to Medical Group:	Cartesian Medical Group, Inc. 3398 Carmel Mountain Road San Diego, CA 92121 Attn. Douglas A. Schuling, Secretary
If to Physician:

or at such other address(es), and to such other person(s) as either party may from time-to-time designate by notice given as herein provided. Notices shall be deemed effective when delivered if personally delivered, or seventy-two (72) hours after deposit in the United States mail if sent by certified or registered mail.

17.   SURVIVAL.

        The representations and agreement of the Physician set forth in Sections 4, 7, 8, 9, 10, 12, 13, and 14 of this Agreement shall survive the expiration or termination of the Agreement irrespective of the reason for such expiration or termination.

18.   SEVERABILITY.

        If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19.   AMENDMENT.

        No modification, amendment or addition to this Agreement, nor waiver of any of its provisions shall be valid or enforceable unless in writing and signed by both parties.

20.   ENTIRE AGREEMENT.

        This Agreement and the documents referred to herein contain all of the terms and conditions agreed upon by the parties with respect to the subject matter hereof. No other understanding, oral or otherwise, regarding the subject matter of this Agreement, shall be deemed to exist or to bind either party.

21.   BINDING EFFECT.

        This Agreement shall be binding on the parties, their distributees, legal representatives, successors and permitted assignees.

22.   CHOICE OF LAW.

        This Agreement shall be governed by and construed in accordance with the laws of the State of California.

23.   INTERPRETATION.

        No provision of this Agreement is to be interpreted for or against either party because that party's legal representative drafted such provision.

24.   HEADINGS.

        The headings which are used in this Agreement are for convenience only and shall not affect in any manner the meaning or interpretation of this Agreement.

25.   WAIVER OF BREACH.

        No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision hereof, regardless of whether similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

26.   DUPLICATE ORIGINALS.

        This Agreement may be executed in any number of counterparts copies, all of which constitute one and the same Agreement and each of which shall constitute an original, and shall become effective upon execution and delivery to Medical Group and Physician.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

"MEDICAL GROUP" CARTESIAN MEDICAL GROUP, INC.:

By:

Title:

Date:

"PHYSICIAN"

Date:

EXHIBIT A

Professional Services

Physician shall perform diagnostic services in support of laboratory tests such as flow cytometry, PCR, cytogenetics, FISH, histopathology and other related technologies.

Professional services are subject to change from time-to-time in the sole discretion of Medical Group based upon the needs of Medical Group.

EXHIBIT B

Employee Benefits

200__ Summary of Benefits

        The following is a summary of benefits currently offered to eligible regular, full-time Cartesian employees. Specific details regarding these benefits can be found in plan documents. All benefits are effective on the first of the month following your hire date, unless otherwise noted.

  Medical, Dental and Vision Insurance

        Beginning on date of hire, Medical Group offers employees and their families medical (HMO or PPO), dental PPO, and vision coverage. Medical Group covers approximately 75% of the cost of employee and dependent coverage, if elected.

  Life and Long-Term Disability Insurance

        Medical Group provides group term life and long-term disability insurance for all employees. Additionally, a voluntary supplemental life insurance plan is available to eligible employees. (Please note: employer paid life and disability coverage in excess of $50,000 is taxable as W2 income).

  Retirement

        Medical Group offers a 401(k) and Profit Sharing plan to all employees with flexible, self-directed investment options. The 401(k) plan will allow employee deferrals of up to $                  for 200__ (with catch-up contributions for those over age 50 in compliance with IRS rules). In addition, Medical Group will, at its discretion, make a profit sharing contribution to the plan on behalf of the participant, within guidelines of the IRS.

  Section 125 Flexible Spending Accounts

        Medical Group currently offers a Health Insurance Premium Plan, which allows eligible employees to deduct their contributions to medical and/or dental premiums from their paycheck on a pre-tax basis. In addition, Medical Group offers Flexible Spending Accounts which allow employees to set aside pretax dollars for out of pocket medical/dental and/or dependent care expenses.

  Expense Reimbursement

        Employees will be eligible for the following additional reimbursement on an annual basis:

  •
  Up to $            for approved expenses related to obtaining CMEs (travel, conference fees, books, etc.) including up to two weeks of time off for CME-related travel and attendance.

  •
  Up to $            for dues and memberships in professional societies

  •
  Medical licensure fees.

  Paid Time Off

        Employees will be eligible for the following paid time off programs, beginning on their date of hire:

  •
  Staff Employees: Two weeks of PTO per year, accrued on a semi-monthly basis; and

  •
  Senior Staff Employees: Three weeks of PTO per year, accrued semi-monthly, with increasing accruals provided to all employees, based upon years of service.

  •
  PTO accrues each pay period and can be rolled over from year to year. Accruals are capped at 1.5 times your annual accrual rate.

  Medical Malpractice Insurance

        Medical Group will maintain medical malpractice policies on all full-time employees beginning on their date of hire. In the event of termination of employment before three full years of service, the employee will be responsible for covering the cost of any extended coverage ("tail") which is maintained beyond the last day of employment. Medical Group will cover the cost of the tail coverage if employment terminates after three years of service.

  Stock Options

        Subject to approval by the Board of Directors of Genoptix, full-time Medical Group employees will be granted an option to purchase shares in Genoptix in accordance with the terms of the Agreement.

EXHIBIT C

Employee Benefit Waiver

        I acknowledge that any of the services I will perform for Genoptix, Inc. ("Company") will be as an employee of the Cartesian Medical Group, Inc. and that I will not be a Company employee. I understand that Company is not classifying me as an employee. I further acknowledge that I will not be entitled to any of the Company benefits or rights that the Company provides to individuals it classifies as employees, including such things as seniority, vacations, paid holidays, business travel and expense reimbursement, bonuses, retirement benefits, and health benefits. The Company has not offered me any such benefits or rights and I waive any claim I might have to them.

By:	Date:

Name:

EXHIBIT 11

BUSINESS ASSOCIATE

HEALTH INFORMATION DISCLOSURE ADDENDUM

        This Business Associate Health Information Disclosure Addendum ("Addendum") is entered into effective this 31st day of December, 2005 ("Effective Date"), by and between Genoptix, Inc., a California corporation ("Covered Entity"), and Cartesian Medical Group, Inc., a California professional corporation ("Business Associate"), and supplements and is made a part of the Services Agreement, as defined below.

RECITALS

        WHEREAS, the parties have executed and agreement whereby Business Associate provides services to Covered Entity, and Business Associate receives, has access to or creates Health Information in order to provide those services ("Services Agreement");

        WHEREAS, Covered Entity is subject to the Administrative Simplification requirements of the Health Insurance Portability and Accountability Act of 1996, and regulations promulgated thereunder, including the Standards for Privacy of Individually Identifiable Health Information at 45 Code of Federal Regulations Parts 160 and 164 ("Privacy Regulations");

        WHEREAS, the Privacy Regulations require Covered Entity to enter into a contract with Business Associate in order to mandate certain protections for the privacy and security of Health Information, and those Regulations prohibit the disclosure to or use of Health Information by Business Associate if such a contract is not in place;

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1
"Disclose" and "Disclosure" mean, with respect to Health Information, the release, transfer, provision of access to, or divulging in any other manner of Health Information outside Business Associate's internal operations or to other than its employees.

1.2
"Health Information" means information that (i) relates to the past, present or future physical or mental health or condition of an individual; the provision of health care to an individual, or the past, present or future payment for the provision of health care to an individual; (ii) identifies the individual (or for which there is a reasonable basis for believing that the information can be used to identify the individual); and (iii) is received by Business Associate from or on behalf of Covered Entity, or is created by Business Associate, or is made accessible to Business Associate by Covered Entity.

1.3
"Services" has the same meaning as in the Services Agreement.

1.4
"Use" or "Uses" mean, with respect to Health Information, the sharing, employment, application, utilization, examination or analysis of such Information within Business Associate's internal operations.

ARTICLE II
OBLIGATIONS OF BUSINESS ASSOCIATE

2.1
Permitted Uses and Disclosures of Health Information.    Business Associate:

(a)
shall Use and Disclose Health Information as necessary or appropriate to perform the Services, and as provided in Article II of this Addendum;

(b)
shall Disclose Health Information to Covered Entity upon request;

(c)
may, as necessary for the proper management and administration of its business or to carry out its legal responsibilities:

(i)
Use Health Information; and

(ii)
Disclose Health Information if (A) the Disclosure is required by law, or (B) Business Associate obtains reasonable assurance from the person to whom the information is Disclosed that the Health Information will be held confidentially and Used or further Disclosed only as required by law or for the purpose for which it was Disclosed to the person, and the person agrees to notify Business Associate of any instances of which the person is aware in which the confidentiality of the Health Information has been breached.

  Business Associate shall not Use or Disclose Health Information for any other purpose.

2.2
Adequate Safeguards for Health Information.    Business Associate warrants that it shall implement and maintain appropriate safeguards to prevent the Use or Disclosure of Health Information in any manner other than as permitted by this Addendum.

2.3
Reporting Non-Permitted Use or Disclosure.    Business Associate shall report to Covered Entity each Use or Disclosure that is made by Business Associate, its employees, representatives, agents or subcontractors but is not specifically permitted by this Addendum. The initial report shall be made by telephone call to the Covered Entity's Chief Financial Officer, Douglas Schuling at (858) 523-5003 within forty-eight (48) hours from the time the Business Associate becomes aware of the non-permitted Use or Disclosure, followed by a full written report to the Privacy Officer no later than ten (10) business days from the date the Business Associate becomes aware of the non-permitted Use or Disclosure.

2.4
Mitigation of Harmful Effect.    Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a Use or Disclosure of Health Information by Business Associate in violation of the requirements of this Addendum.

2.5
Availability of Internal Practices, Books and Records to Government Agencies.    Business Associate agrees to make its internal practices, books and records relating to the Use and Disclosure of Health Information available to the Secretary of the federal Department of Health and Human Services for purposes of determining Covered Entity's compliance with the Privacy Regulations. Business Associate shall immediately notify Covered Entity of any requests made by the Secretary and provide Covered Entity with copies of any documents produced in response to such request.

2.6
Access to and Amendment of Health Information.    Business Associate shall, to the extent Covered Entity determines that any Health Information constitutes a "designated record set" under the Privacy Regulations, (a) make the Health Information specified by Covered Entity available to the individual(s) identified by Covered Entity as being entitled to access and copy that Health Information, and (b) make any amendments to Health Information that are requested by Covered Entity. Business Associate shall provide such access and make such amendments within the time and in the manner specified by Covered Entity.

2.7
Accounting of Disclosures.    Upon Covered Entity's request, Business Associate shall provide to Covered Entity an accounting of each Disclosure of Health Information made by Business Associate or its employees, agents, representatives or subcontractors. However, Business Associate is not required to provide an accounting of Disclosures that are necessary to perform the Services when such Disclosures are for either the Covered Entity's payment or health care operations purposes, or both.

  Any accounting provided by Business Associate under this Section 2.7 shall include: (a) the date of the Disclosure; (b) the name, and address if known, of the entity or person who received the Health Information; (c) a brief description of the Health Information disclosed; and (d) a brief statement of the purpose of the Disclosure. For each Disclosure that could require an accounting under this Section 2.7, Business Associate shall document the information specified in (a) through (d), above, and shall securely maintain that documentation for six (6) years from the date of the Disclosure.

2.8
Obligation of Covered Entity.    Covered Entity shall notify Business Associate of any current or future restrictions or limitations on the use of Health Information that would affect Business Associate's performance of the Services, and Business Associate shall thereafter restrict or limit its own uses and disclosures accordingly.

2.9
Term and Termination.    The term of this Addendum shall be the same as the term of the Services Agreement. In addition to and notwithstanding the termination provisions set forth in the Services Agreement, both this Addendum and the Services Agreement may be terminated immediately upon written notice by Covered Entity to Business Associate if Covered Entity determines, in its sole discretion, that Business Associate has violated any material term of this Addendum. Business Associate's obligations under this Article II shall survive the termination or expiration of this Addendum.

2.10
Disposition of Health Information Upon Termination or Expiration.    Upon termination or expiration of this Addendum and the Services Agreement, Business Associate shall either return or destroy, in Covered Entity's sole discretion and in accordance with any instructions by Covered Entity, all Health Information in the possession or control of Business Associate or its agents and subcontractors. However, if Business Associate determines that neither return nor destruction of Health Information is feasible and notifies Covered Entity in writing of that determination, Business Associate may retain Health Information provided that Business Associate (a) continues to comply with the provisions of this Addendum for as long as it retains Health Information, and (b) further limits Uses and Disclosures of Health Information to those purposes that make its return or destruction infeasible.

2.11
Not Third Party Beneficiaries.    There are no third party beneficiaries to this Addendum.

2.12
Use of Subcontractors and Agents.    Business Associate shall require each of its agents and subcontractors that receive Health Information from Business Associate to execute a written agreement obligating the agent or subcontractor to comply with all the terms of this Addendum.

2.13
Relationship to Services Agreement Provisions.    In the event that a provision of this Addendum is contrary to a provision of the Services Agreement, the provision of this Addendum shall control. Otherwise, this Addendum shall be construed under, and in accordance with, the terms of the Services Agreement.

2.14
Interpretation.    Any ambiguity in this Addendum shall be resolved in favor of a meaning that permits Covered Entity to comply with the Privacy Regulations.

2.15
Amendment.    The parties agree to take such action as is necessary to amend this Addendum from time to time as is necessary for Covered Entity to comply with the requirements of the Privacy Regulation

QuickLinks

  Exhibit 10.14
CLINICAL LABORATORY PROFESSIONAL SERVICES AGREEMENT
PHYSICIAN EMPLOYMENT AGREEMENT
R E C I T A L S
EXHIBIT A Professional Services
EXHIBIT B Employee Benefits 200__ Summary of Benefits
EXHIBIT C Employee Benefit Waiver